Exhibit 10.4

SENIOR ADVISOR AGREEMENT
between
SUPERIOR ENERGY SERVICES, INC.
and
TERENCE E. HALL
Dated as of May 20, 2011

SENIOR ADVISOR AGREEMENT
     This Senior Advisor Agreement (this “Agreement”), effective as of May 20, 2011 (the “Effective Date”) is by and between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and Terence E. Hall (the “Senior Advisor”).
WITNESSETH:
     WHEREAS, the Company desires to retain Senior Advisor as an advisor and Senior Advisor desires to be retained as an advisor as of the Effective Date on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Advisory Services. The Company shall retain Senior Advisor on the terms and subject to the conditions set forth in this Agreement.
     2. Position and Duties.
          (a) The Company agrees to retain Senior Advisor, and Senior Advisor hereby agrees to serve, from May 20, 2011 through May 31, 2015, as an advisor to the Company to work on projects or tasks as the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer specifies and to make himself available to the Company and its lawyers and employees as deemed necessary and appropriate by the Company to evaluate and defend or pursue legal issues, claims, or discovery, to be deposed or to testify at a hearing, administrative proceeding or trial.
          (b) Nothing in this Agreement precludes Senior Advisor from during the term of this Agreement also serving as a director of the Company for compensation that is separate from that provided for under this Agreement.
          (c) Senior Advisor shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time for its executive officers and employees, including, without limitation, its Code of Business Ethics and Conduct (the “Code of Business Conduct”).
     3. Term.
          (a) Subject to the other terms of this Agreement, the term of this Agreement shall be from the Effective Date until May 31, 2015 (the “Advisory Period”).
          (b) Following Senior Advisor’s ceasing, for whatever reason, to be an advisor of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.

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     4. Compensation and Benefits. Senior Advisor shall be entitled to the compensation and other benefits provided in this Section 4 during the Advisory Period.
          (a) Advisory Fee. The Company shall pay to Senior Advisor an annualized advisory fee of $400,000 (the “Advisory Fee”), which shall be paid in equal semi-monthly installments according to the Company’s regular payroll practices and subject to tax withholdings as provided in Section 14. The Company shall also provide Senior Advisor an office and secretarial assistance.
          (b) Medical Coverage.
          (i) During Advisory Period, Senior Advisor and Senior Advisor’s spouse shall be eligible to participate in and shall receive all benefits under the Company’s group health plan (the “Company’s Medical Plan”) generally available to the Company’s executive officers.
          (ii) If for any month during the Advisory Period, Senior Advisor and/or Senior Advisor’s spouse are not eligible for coverage under the Company’s Medical Plan (for example because Senior Advisor is not working the minimum number of hours required), the Company will increase the Advisory Fee payable for such month under Section 4(a) by an amount that, when added to the amount (if any) Senior Advisor would have paid for coverage under the Company’s Medical Plan (if he and his spouse were eligible for coverage), will equal the then current cost of COBRA coverage for Senior Advisor and Senior Advisor’s spouse under the Company’s Medical Plan (regardless of whether COBRA coverage under the Company’s Medical Plan is actually available to Senior Advisor or Senior Advisor’s spouse at that time). Senior Advisor may use this increased Advisory Fee for any purpose, including purchasing COBRA coverage under the Company’s Medical Plan (if it is available), an individual medical policy, or a Medicare supplemental policy.
     5. Compensation on Termination. If the Company terminates this Agreement for any reason (including death and Disability) before the end of the Advisory Period, then:
          (a) the Company shall pay to Senior Advisor, his estate or succession the Advisory Fee through the date of termination;
          (b) the Company shall pay to Senior Advisor, his estate or succession in one lump-sum payment within 30 days after the date of such termination (except as otherwise specified in Section 15(a)), an amount equal to Senior Advisor’s Advisory Fee for the remaining term of this Agreement;
          (c) Senior Advisor’s stock options and restricted stock shall become vested; and
          (d) the Company shall continue to provide the benefits specified in Section 4(b) for the remainder of the Advisory Period.
     6. Disability. For purposes of this Agreement, “Disability” means Senior Advisor’s incapacity or unavailability because of a physical or mental illness, injury, or such other condition that prevents him from performing, in the Board’s sole discretion, the essential functions of his duties under this Agreement, with or without reasonable accommodation.

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     7. Nondisclosure.
          (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (i) “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information such persons know through a violation of an obligation of confidentiality to the Company), whether produced by the Company, Senior Advisor or a third party for the Company, and whether or not marked confidential, including, without limitation, information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software; and internal notes and memoranda relating to any of the foregoing.
          (ii) “Company’s Business” means any of the following: (a) manufacturing, selling or renting specialized tools or equipment for use with onshore and offshore oil and gas well drilling, completion, production, workover, fishing and related activities; (b) providing oil and gas well intervention services, including, without limitation, coiled tubing, electric wireline, mechanical wireline, pumping and stimulation, artificial lift, well control, snubbing, recompletion, engineering, well evaluation and related services; (c) providing oilfield decommissioning or plugging and abandonment services; (d) chartering or operating liftboats or other similar oilfield service vessels; (e) providing oilfield waste management and environmental cleaning services; and (f) acquiring, producing, developing and operating mature offshore oil and gas producing properties in the Gulf of Mexico.
          (b) Nondisclosure of Confidential Information. Senior Advisor shall use all Confidential Information solely within the scope of his services for the Company and for the Company’s exclusive benefit. At the end of the Advisory Period, Senior Advisor agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except on the Company’s prior written authorization or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession. If any applicable law or any court order would require Senior Advisor to disclose or otherwise make available any Confidential Information, Senior Advisor shall give the Company prompt prior written notice of such required disclosure and an

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opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
          (c) Non-Disparagement Covenant. Throughout the term of this Agreement and for the greater of 12 months thereafter or the maximum period allowed by law, Senior Advisor agrees that he shall not openly make or publish written or oral statements or remarks in an effort materially to disparage or damage the integrity, reputation or good will of the Company or its management, products or services.
          (d) Injunctive Relief. The parties acknowledge that the intentional and material breach of any of paragraph (b) or (c) of this Section 7 may cause immediate and irreparable harm for which an adequate monetary remedy does not exist; hence, the parties agree that, if a breach of paragraphs (b) or (c) of this Section 7 during or after the Advisory Period, shall entitle the non-breaching party to seek injunctive relief to restrain any violation of such paragraphs without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law, if (i) the enforcing party first provides written notice to the breaching party of the details of the alleged breach and, within 14 days and following good faith negotiations, Senior Advisor and the Company are unable to satisfactorily resolve the alleged breach, and (ii) the alleged breach is intentional, significant and material. Subject to Section 8 (concerning arbitration), nothing herein shall be construed as prohibiting the Company or Senior Advisor from pursuing any other remedy at law or in equity to which each may be entitled under applicable law if either breaches this Agreement, including, but not limited to, enforcing any party’s separate obligations to the other (such as, for example, any option or restricted stock agreement), recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach, and actual damages sustained as a result of any such breach. The prevailing party in any court action shall be entitled to recover reasonable and necessary attorneys’ fees and costs, including costs for expert witnesses.
          (e) Senior Advisor’s Understanding of this Section. The provisions of this Section 7 are supplemental to and do not supersede Senior Advisor’s obligations under applicable law, regulation, or policy. Senior Advisor understands and acknowledges that the Company has made substantial investments in its business, including its goodwill and Confidential Information. Senior Advisor agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by this Section 7 is greater than any hardship Senior Advisor might experience by complying with its terms. Senior Advisor hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7.
     8. Arbitration. Except as otherwise specifically provided in this Agreement, the Company and Senior Advisor agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating this Agreement (other than to obtain injunctive relief to enforce Senior Advisor’s obligations under Section 7) according to the National Rules for the resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a single arbitrator. The arbitration shall take place in New Orleans, Louisiana. The Senior Advisor and the Company agree that the decision of the arbitrator shall be final and binding on both parties. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall

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not be subject to recovery from the other party in the arbitration. Any and all charges that may be made for the cost of the arbitration and the fees of the arbitrator shall be paid equally by both parties. If there is litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees). If for any reason, the parties are not required to arbitrate a dispute, the parties agree to waive any right they may have to a jury trial.
     9. Notices. For purpose of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:
     If to Senior Advisor:
Terence E. Hall
257 Vincent Avenue
Metairie, LA 70005-4417
     If to the Company:
Lead Director of the Board of Directors
Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only on receipt.
     10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Senior Advisor and such Company officer as the Company’s Board may specifically designate. No waiver of any breach of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Each party participated in the drafting of this Agreement and no inference shall be made against either party in its interpretation.
     11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Neither party shall be in breach of this Agreement if subsequent law changes make any provision unenforceable or illegal. The parties agree to negotiate in good faith any modifications that may be necessary to comply with future law changes.

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     12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     13. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and replaces and merges any previous agreements or discussions relating to this Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
     14. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes required to be withheld pursuant to any applicable law or regulation.
     15. Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Code Section 409A and applicable Treasury regulations (“Section 409A”):
          (a) If Senior Advisor is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 15, any payments payable as a result of termination of this Agreement (other than death or disability) shall not be payable before the earlier of (i) the date that is six months after termination of this Agreement, (ii) the date Senior Advisor dies, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 15 shall be applied by accumulating all payments that otherwise would have been paid within six months of this Agreement’s termination and paying such accumulated amounts at the earliest date that complies with the requirements of Section 409A. Senior Advisor shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Senior Advisor is a “key employee” as defined in Code Section 416(i) (without regard to Code Section 416(i)(5)) as of December 31 of the preceding year.
          (b) If any provision of the Agreement is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Section 409A. For example, no payments shall be triggered by a “termination” under this Agreement unless there has been a “separation from service” under Treasury Regulation Section 1.409A-1(h).
     16. Governing Law. This Agreement shall be construed and enforced according to and governed by Louisiana law without regard to principles of conflict of laws.
     17. Non-Assignability. This Agreement shall not be assignable by Senior Advisor. Neither Senior Advisor nor any other person acting on Senior Advisor’s behalf shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable under this Agreement, or any part thereof. Nothing herein limits to Company’s right to assign or transfer this Agreement to a successor entity.
     18. Successors. The Company shall require the ultimate parent entity of any successor (whether, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement

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in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. For purposes of this Agreement, the term “Company” shall mean the Company and the ultimate parent entity of any successor to all or substantially all of the Company’s business or assets that assumes and agrees to perform the Company’s obligations under this Agreement by operation of law or otherwise.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

	By:	/s/ Enoch L. Dawkins
Date		Enoch L. Dawkins
Lead Director

SENIOR ADVISOR

/s/ Terence E. Hall
Date		Terence E. Hall

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